EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:
Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC.
REPORTS FIRST QUARTER RESULTS

     Auburn Hills, Mich., April 21, 2004—Champion Enterprises, Inc. (NYSE: CHB), one of the nation’s leading housing manufacturers, today reported results for its first quarter ended April 3, 2004. For the quarter, the company reported revenues of $237 million and a loss from continuing operations of $15.5 million, or $0.23 per diluted share. Included in the loss was a $5.1 million mark-to-market charge related to an outstanding common stock warrant and a $3.2 million loss in connection with debt retirement. Champion had a net loss for the quarter of $14.3 million, or $0.21 per diluted share.

     For the first quarter of 2003, the company had revenues of $243 million and a loss from continuing operations of $14.1 million, or $0.33 per diluted share, which included a $6.7 million gain from debt retirement and an income tax benefit of $2.7 million. A year ago, Champion reported a net loss of $21.4 million, or $0.46 per diluted share. The prior year loss per diluted share included a charge of $0.06 per share related to the company accelerating the reduction in the conversion price of its Series C preferred stock.

     As indicated in the table below, the company’s focus on strengthening operations contributed to improved year-over-year performance for the quarter in both its manufacturing and retail segments despite difficult market conditions, although the loss from continuing operations increased by $1.4 million.

(Dollars in millions)	April 3,	March 29,	Better/
	2004	2003	(Worse)

Manufacturing EBIT	$4.7	$(6.8)	$11.5
Retail EBIT	(0.3)	(2.7)	2.4
General corporate expenses	(6.1)	(7.3)	1.2
Intercompany eliminations	(0.2)	0.4	(0.6)
Interest expense, net	(5.0)	(7.1)	2.1
Mark-to-market charge for stock warrant	(5.1)	—	(5.1)
Debt retirement (loss) gain	(3.2)	6.7	(9.9)
Income tax (expense) benefit	(0.3)	2.7	(3.0)

Loss-continuing operations	$(15.5)	$(14.1)	$(1.4)

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     Chairman, President and Chief Executive Officer, Al Koch, commented, “We’re pleased with the improvements reported by both our manufacturing and retail operations, which reflect our actions to size operations for profitability. The manufacturing segment reported net sales growth for the first time in two years and profits versus a loss in the prior year’s first quarter. Our 78 ongoing retail locations also showed progress with positive segment earnings. Despite the expected seasonal use of cash for operations this quarter, the company maintained a solid liquidity position with further improvements anticipated as we move into our stronger seasonal periods.”

Operations

Manufacturing- In the first quarter of 2004, manufacturing revenues increased slightly to $210 million from $209 million in the year earlier period, with the company operating 17% fewer plants and selling 12% fewer homes. The company reported strong growth in its modular home sales, which accounted for 14% of manufacturing segment homes sold and increased 55% year-over-year. The manufacturing segment had earnings before interest, income taxes and general corporate expenses (EBIT) of $4.7 million for the first three months of the year, an improvement of $11.5 million from the loss of $6.8 million in the comparable 2003 period. Champion’s manufacturing incoming order rate for March 2004 was up 8% compared to the same month a year ago and the company had unfilled manufacturing orders totaling $50 million at 30 plants at April 3, 2004. A year earlier the company had unfilled orders of $33 million at the 36 operating plants.

Retail- For the quarter ended March 2004, Champion’s retail operations reported same store revenues comparable to a year ago, but due to operating 34% fewer locations currently, overall retail revenues declined 18% to $50 million. Retail operations reported an EBIT loss of $253,000 for the three-month period, consisting of income of $188,000 at the 78 ongoing locations and a loss of $441,000 at locations that have been closed. This quarter’s results are significantly improved from the loss of $2.7 million in the first quarter of 2003. The average new home retail sales price increased 29% to $93,500.

Other- Results in 2004 included a mark-to-market charge related to the company’s outstanding common stock warrants for 2.2 million shares as a result of the increase in Champion’s common stock value during the quarter. Additionally, as previously announced, in the first quarter of this year the company issued 3.9 million shares of common stock in exchange for $27 million of Senior Notes, resulting in a pretax loss. Net interest expense dropped 30% versus a year earlier as a result of debt reduction completed in 2003 and early 2004. Income from discontinued operations during the quarter ended April 3, 2004 resulted from the settlement of contractual obligations.

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Financial Position

     During the quarter the company continued to focus on improving its financial position and reducing debt. Cash and cash equivalents totaled $118 million at the end of March 2004, up $47 million from a year ago but down from the beginning of the year as a result of the typical seasonal use of cash during the first quarter. During the quarter the company used $35 million in cash flows for operations, driven primarily by a seasonal increase in working capital. This amount compares to a use of $29 million in the comparable quarter a year ago, or $38 million before the effect of a $9.6 million decrease in cash deposits.

     Long-term debt was $213 million at the end of March 2004, down from $245 million at the beginning of the year and from $313 million a year ago. Net debt (total debt less cash) was $109 million, an improvement from $114 million at the start of the year and a 64% reduction from $306 million a year ago. During the quarter Champion used $5.7 million to repay industrial revenue bond financing related to a closed manufacturing facility. In addition, the company received $12 million for the issuance of redeemable convertible preferred stock upon the exercise of the preferred shareholder’s right.

Outlook

     Koch continued, “HUD code homes represented 82% of our manufacturing homes sold in the first quarter, compared to 88% in the comparable quarter of 2003. Industry wholesale shipments of these homes through February of this year were down 12.5%, an improving trend from the drop of 22% in 2003. However, conditions remain difficult in many of our markets. While we remain optimistic about the possibilities of increased consumer financing and the potential for a downward trend in consumer repossessions this year, as of today consumer financing remains tight and sales of consumer repossessions are still at historically high levels.

     “The improved operating results we reported today give us cause for optimism, particularly as the spring selling season gets underway. Our strategy of appealing to the broader housing market appears to be taking hold as demonstrated by the growth of our modular business. In addition, our financial position continues to improve and our stronger operations and balance sheet should position us well for the future,” concluded Koch.

Conference Call

     Mr. Koch and other executive officers of the company will review results in a conference call for investors and analysts beginning at 10:00 am eastern time today. To participate in the conference call, please call the number below:

Dial-in #: Pass code #:	(866) 800-8648 97792623

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     A replay of the conference call will be available after 11:00 am eastern time today through midnight on Wednesday, April 28, 2004. The recording may be heard by dialing the number below:

Dial-in #: Pass code #:	(888) 286-8010 61880346

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced over 1.6 million homes since the company was founded. The company operates 30 homebuilding facilities in 14 states and two Canadian provinces and 78 retail locations in 21 states. Independent retailers, including 760 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website, www.championhomes.net.

     This news release contains certain statements, including statements regarding industry shipments, consumer financing, and repossessions, and statements regarding the company’s financial position, expected results, improved operations, balance sheet strength, future cash flows, backlogs, liquidity, and the sizing of operations that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended
	April 3,	March 29,	%
	2004	2003	Change
Net sales:
Manufacturing	$209,856	$209,197	0%
Retail	49,829	61,121	(18%)
Less: intercompany	(22,600)	(27,521)

Total net sales	237,085	242,797	(2%)
Cost of sales	202,484	210,456	(4%)

Gross margin	34,601	32,341	7%
Selling, general and administrative expenses	36,423	48,663	(25%)
Mark-to-market charge for common stock warrant (1)	5,100	—
Loss (gain) on debt retirement (2)	3,226	(6,703)

Operating loss	(10,148)	(9,619)	(5%)
Interest expense, net	5,031	7,137	(30%)

Loss from continuing operations before income taxes (3)	(15,179)	(16,756)	9%
Income tax expense (benefits) (4)	300	(2,700)

Loss from continuing operations	(15,479)	(14,056)	(10%)
Income (loss) from discontinued operations, net of taxes (5)	1,156	(7,369)

Net loss	$(14,323)	$(21,425)	33%

Loss from continuing operations	$(15,479)	$(14,056)
Less: dividends on preferred stock	160	286
Less: charge to retained earnings for induced preferred stock conversion (1)	—	3,488

Loss from continuing operations available to common shareholders	$(15,639)	$(17,830)	12%

Basic and diluted loss per share:
Loss from continuing operations	$(0.23)	$(0.33)	30%
Income (loss) from discontinued operations	0.02	(0.13)

Net loss	$(0.21)	$(0.46)	54%

Weighted shares for basic and diluted EPS	68,103	54,525

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	Unaudited		Unaudited
	April 3,	January 3,	March 29,
Assets	2004	2004	2003
Cash and cash equivalents	$117,580	$145,868	$70,439
Restricted cash	6,631	8,341	664
Accounts receivable, trade	32,153	13,773	38,199
Inventories	112,467	98,824	121,999
Current assets of discontinued operations (5)	—	—	62,705
Refundable taxes and other current assets	18,047	18,325	79,704

Total current assets	286,878	285,131	373,710

Property, plant and equipment, net	94,564	95,821	121,738
Goodwill	126,522	126,537	160,882
Non-current assets of discontinued operations (5)	22	68	4,801
Other non-current assets	19,949	20,743	23,119

	$527,935	$528,300	$684,250

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity
Floor plan payable	$13,597	$14,123	$17,177
Accounts payable	33,278	26,724	40,196
Current liabilities of discontinued operations (5)	1,652	3,173	46,213
Other accrued liabilities	159,508	167,624	164,434

Total current liabilities	208,035	211,644	268,020

Long-term debt (2)	212,631	245,468	313,493
Other long-term liabilities	52,777	47,510	54,738
Redeemable convertible preferred stock (1)	20,750	8,689	13,507
Shareholders’ equity	33,742	14,989	34,492

	$527,935	$528,300	$684,250

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended
	April 3,	March 29,
	2004	2003
Loss from continuing operations	$(15,479)	$(14,056)
Adjustments:
Depreciation and amortization	2,985	4,273
Mark-to-market charge for common stock warrant (1)	5,100	—
Loss (gain) on debt retirement (2)	3,226	(6,703)
Gains on fixed asset sales	(25)	(990)
Changes in cash collateral deposits (6)	—	9,600
Changes in working capital	(25,469)	(17,092)
Changes in accrued liabilities	(7,413)	(5,090)
Other	2,014	1,495

Cash used for continuing operations	(35,061)	(28,563)

Income (loss) from discontinued operations (5)	1,156	(7,369)
(Increase) decrease in net assets of discontinued operations (5)	(1,521)	1,456

Cash used for discontinued operations	(365)	(5,913)

Additions to property, plant and equipment	(1,880)	(1,200)
Acquisition related deferred purchase price payments	—	(2,500)
Proceeds on disposal of fixed assets	223	3,842
Other	—	(202)

Cash used for investing activities	(1,657)	(60)

(Decrease ) increase in floor plan payable, net	(526)	30
Repayment of industrial revenue bond and other debt	(5,888)	(146)
Purchase of Senior Notes (2)	—	(20,554)
Decrease in restricted cash (6)	1,710	50,229
Preferred stock issued, net	12,000	—
Common stock issued, net	1,611	300
Dividends paid on preferred stock	(112)	(482)
Deferred financing costs	—	(1,783)

Cash provided by financing activities	8,795	27,594

Decrease in cash and cash equivalents	(28,288)	(6,942)
Cash and cash equivalents at beginning of period	145,868	77,381

Cash and cash equivalents at end of period	$117,580	$70,439

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) As a result of the $4.04 per share increase in the company’s common stock price in the quarter ended April 3, 2004, Champion recorded a $5.1 million charge for the change in estimated fair value of an outstanding common stock warrant for 2.2 million shares issued in connection with the Series C preferred stock. In addition, during the first quarter of 2004, the preferred shareholder exercised its right to purchase $12 million of Series B-2 preferred stock. During the first quarter of 2003, the company agreed to accelerate the reduction in the conversion price for its Series C preferred stock. This amendment to the preferred stock terms was accounted for as an induced conversion, resulting in a charge directly to retained earnings of $3.5 million and an increase in the loss per share of $0.06 per diluted share.

(2) During the first quarter of 2004, the company issued 3.9 million shares of its common stock in exchange for $27 million of its Senior Notes due 2007 and 2009, resulting in a pretax loss of $3.2 million. In the first quarter of 2003, the company recorded pretax gains of $6.7 million resulting from the purchase and retirement of $28 million of its Senior Notes for total cash payments of $21 million. As of the dates below, long-term debt consisted of the following (in thousands):

	April 3,	Jan. 3,	March 29,	Reduction
	2004	2004	2003	3 Months	12 Months
Senior Notes due 2007	$97,510	$111,010	$135,010	$(13,500)	$(37,500)
Senior Notes due 2009	100,215	113,715	157,100	(13,500)	(56,885)
Industrial revenue bonds	12,430	18,145	18,145	(5,715)	(5,715)
Other	2,476	2,598	3,238	(122)	(762)

	$212,631	$245,468	$313,493	$(32,837)	$(100,862)

(3) The company evaluates the performance of its manufacturing and retail segments based on earnings (loss) before interest, income taxes and general corporate expenses (EBIT). A reconciliation of loss from continuing operations before income taxes for the three months ended follows (dollars in thousands):

	April 3,	Related	March 29,	Related	%
	2004	Sales	2003	Sales	Change
Manufacturing EBIT	$4,654	2.2%	$(6,846)	(3.3%)	168%
Retail EBIT	(253)	(0.5%)	(2,683)	(4.4%)	91%
General corporate expenses	(6,023)		(7,272)		17%
Mark-to-market charge for stock warrant	(5,100)		—
(Loss) gain on debt retirement	(3,226)		6,703
Intercompany eliminations	(200)		479
Interest expense, net	(5,031)		(7,137)		30%

Loss from continuing operations before income taxes	$(15,179)	(6.4%)	$(16,756)	(6.9%)	9%

For the quarter ended April 3, 2004, manufacturing and retail EBIT included $1.1 million and $441,000, respectively, for costs related to closed locations.

(4) The effective tax rates for the periods presented differ from the 35% federal statutory rate because the company has a 100% deferred tax asset valuation allowance. In addition, the company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. Income tax expense in 2004 consisted of state and foreign income taxes. The income tax benefit for 2003 consisted of $3.0 million recorded to reduce the deferred tax asset valuation allowance following the completion of the company’s 2002 federal income tax return, which resulted in a larger refund than previously estimated, partially offset by provisions for foreign income taxes.

(5) In 2003 the company exited its consumer finance business, HomePride Finance Corp. Related amounts are presented as discontinued operations. During the quarter ended April 3, 2004, the company recorded income from discontinued operations due to the settlement of contractual obligations.

(6) During the first quarter of 2003, the company finalized a $75 million revolving credit facility, which was used to issue letters of credit to replace cash collateral and resulted in the release of $49.8 million of restricted cash and $9.6 million of cash deposits. At the end of March 2004, the company had $61.0 million of letters of credit issued and no borrowings outstanding under this facility.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

		Three Months Ended
	April 3,	March 29,	%
	2004	2003	Change
MANUFACTURING
Homes sold
HUD Code
Multi-section	3,611	4,310	(16%)
Single-section	511	703	(27%)

Total HUD Code	4,122	5,013	(18%)
Modular	694	449	55%
Canadian	189	209	(10%)

Total homes sold	5,005	5,671	(12%)
Less: intercompany	446	730	(39%)

Homes sold to independent retailers/builders	4,559	4,941	(8%)
Total floors sold	9,724	10,718	(9%)
Floors sold per average plant	324	294	10%
Multi-section mix	87%	84%
Average home price	$40,500	$35,500	14%
Manufacturing facilities at period end	30	36	(17%)
RETAIL
Homes sold
New homes	482	777	(38%)
Pre-owned homes	304	308	(1%)

Total homes sold	786	1,085	(28%)
% Champion-produced new homes sold	91%	97%
New multi-section mix	92%	83%
Average number of new homes in inventory per sales center at period end	13.2	13.1
Average new home retail price	$93,500	$72,400	29%
Average number of new homes sold per sales center per month	2.1	2.2	(5%)
Average number of total homes sold per sales center per month	3.4	3.1	10%
Sales centers at period end	78	118	(34%)
CONSOLIDATED AT PERIOD END (in thousands)
Contingent repurchase obligations (est.)	$230,000	$260,000	(12%)
Champion-produced field inventories (est.)	$510,000	$550,000	(7%)
Shares issued and outstanding	70,094	56,422	24%

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